[CD CAPITAL MANAGEMENT, LLC LOGO]

                                              2 North Riverside Plaza, Suite 600
                                                         Chicago, Illinois 60606

                                                             Tel: (312) 466-3226
                                                             Fax: (312) 559-1288

                                                               www.cdcapital.com

                                                               November 22, 2005

VIA FACSIMILE AND HAND DELIVERY

Sunterra Corporation
Board Administration
3865 W. Cheyenne Avenue
North Las Vegas, Nevada 89032

Attention: Mr. Olof S. Nelson, Chairman, Governance and Nominating Committee Mr.
           Charles F. Willes, Member, Governance and Nominating Committee Mr.
           David Gubbay, Member, Governance and Nominating Committee Mr.
           Frederick C. Bauman, Vice President, General Counsel and Secretary

          Re: Submission of Candidate for Appointment to Board of Directors

Ladies and Gentlemen:

     CD Capital Management LLC, a Delaware limited liability company ("CD
Capital"), and CD Investment Partners Ltd., an exempted company with limited liability incorporated and an open-end investment company formed under the laws of the Cayman Islands ("CDIP"), hereby submit this letter pursuant to Article I,
Section 4 of the Amended and Restated Bylaws presently in effect (the "Bylaws")
of Sunterra Corporation, a Maryland corporation ("Sunterra").

     CD Capital acts as portfolio manager for CDIP, a master investment fund. As reflected in Annex C hereto, CDIP maintains an account in which 310,085 shares of common stock, $.01 par value, of Sunterra (the "Common Stock") are held, representing approximately 1.6% of the outstanding shares of Common Stock, determined by reference to Sunterra's Quarterly Report on Form 10-Q for its
fiscal quarter ended June 30, 2005 (the "Quarterly Report"). CD Capital, as attorney-in-fact on behalf of CDIP, has full and exclusive discretionary authority to effect acquisitions, dispositions, voting decisions and other transactions in respect of the Common Stock and is the beneficial owner of the
Common Stock. The business address of CD Capital is Two North Riverside Plaza,
Suite 720, Chicago, Illinois 60606, and the address of CDIP is c/o Admiral
Administration Ltd., P.O. Box 32021, SMB Anchorage Centre, 2nd Floor Harbour
Drive, GeorgeTown, Grand Cayman, Cayman Islands.

     CD Capital also acts as investment manager for EGI-NP Investments, L.L.C., a Delaware limited liability company ("EGI-NP"), The Jay Pritzker Foundation, an
Illinois not-for-profit corporation ("Pritzker"), New World Opportunity Partners
II, LLC, a Delaware limited liability company ("New World II"), and NWFP I LLC, a Delaware limited liability company ("NWFP"), representing an additional
505,399 shares which, together with the shares held in the account maintained by
CDIP, represent 4.19% in the aggregate of the outstanding shares of Common
Stock, determined by reference to the Quarterly Report.

     To the knowledge of the undersigned, the number of directors composing the entire Board of Directors of Sunterra (the "Board") is currently fixed at six.
Further to a previous telephone discussion and follow-up e-correspondence between representatives of CD Capital and Messrs. David Gubbay and Nicolas J.
Benson on November 15, 2005 and November 16, 2005, CD Capital and CDIP hereby formally submit to Sunterra for consideration by its Governance and Nominating
Committee and its entire Board, for appointment as a director of Sunterra, the name, qualifications and background of Mr. Sean Greene (the "Nominee").

     CD Capital and CDIP hereby respectfully request that, as promptly as practicable after the date hereof, the Board take all requisite and lawful action (including as may be required under the Bylaws) to increase the number of
Sunterra directorships from six to seven and, thereupon, to appoint the Nominee to fill the Board vacancy created by such increase. CD Capital and CDIP further hereby request that the Nominee be named in the definitive proxy statement on
Schedule 14A (the "Proxy Statement") to be filed by Sunterra with the Securities and Exchange Commission pursuant to Regulation 14A under the Securities Exchange
Act of 1934, as amended, and disseminated to Sunterra's stockholders in connection with the Board's solicitation of proxies for use at Sunterra's 2006
Annual Meeting of Stockholders (the "Annual Meeting") to elect Sunterra's directors to serve until their successors are duly elected and qualified.

     Pursuant to the Bylaws, all requisite information about the Nominee is set forth in Annex A and the related attachments hereto. The Nominee has extensive experience as a senior executive officer in large business organizations in the travel industry, including Cendant Corp., one of the largest global providers of travel and real estate services. Mr. Greene is a demonstrated leader with a strong ability to make independent, analytical judgments, is a highly-skilled and effective communicator and problem-solver and has diverse financial, transactional and international business experience. Accordingly, CD Capital and
CDIP believe that the Nominee is extremely well-qualified and would be a superb addition to the Board and would help serve the best interests of Sunterra's stockholders.

     Pursuant to the Bylaws, the written consent of the Nominee to (a) serve as a director of Sunterra, (b) being named in the Proxy Statement as a nominee for election as a director of Sunterra, and (c) to serve as a director of Sunterra if elected at the Annual Meeting is attached as Annex B.

     Annex A and all attachments hereto are hereby incorporated into and made a part of this letter. Accordingly, all matters disclosed in any part of this letter, including Annex A and all attachments hereto, should be deemed disclosed for all purposes of this letter.

                            [Signature page follows]

                                    CD CAPITAL MANAGEMENT LLC

                                    By: ZP II LLP, its Managing Member

                                    By: C3 Management Inc., its General Partner

                                    BY: /s/ John Ziegelman
                                        ----------------------------------------
                                    Name: John Ziegelman
                                    Title: President

                                    CD INVESTMENT PARTNERS LTD.

                                    BY: /s/ John Ziegelman
                                        ----------------------------------------
                                    Name: John Ziegelman
                                    Title: Managing Director and Chairman

                                [Signature page]

                                                                         ANNEX A

 Information about the Nominee is set forth in the attachments to this Annex A.

                                                                         ANNEX A
                                                                    Attachment I

INFORMATION ABOUT NOMINEE PURSUANT TO ARTICLE I, SECTION 4 OF THE BYLAWS

(i)

Name: Sean Greene

Age: 41

Residence address: 2908 32nd Street, Washington, D.C. 20008

(ii) Principal occupation or employment: See (iv)(b) below and the attached resume.

(iii) Class and number of capital shares of Sunterra that are owned beneficially by Nominee: None.

(iv) Other Information relating to Nominee:

(a) Mr. Greene presently has no position or office with Sunterra.

(b) Mr. Greene served as the President of The Away Network for Orbitz, LLC, a
division of Cendant Corp., one of the largest providers of travel and real estate services in the world, from January 2005 to December 31, 2005. From 1998 to December, 2004, Mr. Greene was the founder and Chief Executive Officer of
Away.com, Inc., an internet travel company engaged in online special interest travel and online travel publishing. From 1990 to 1997, Mr. Greene served as
Senior Engagement Manager of McKinsey & Co., one of the largest management consulting firms in the world. Mr. Greene received an A.B. degree in the Woodrow
Wilson School from Princeton University and an M.B.A. degree from Yale
University School of Management.

     Please see the attached resume for additional information relating to the
Nominee.

     None of the entities referred to under this item (iv)(b) with which the
Nominee has been involved during the past five years is a parent, subsidiary, or other affiliate of Sunterra.

                                                                         ANNEX A
                                                                   ATTACHMENT II

                                   SEAN GREENE
                                 2908 32nd StNW
                               Washington DC 20008
             Cell: 202.415.8020                seangreene@gmail.com

PROFILE

     o    Senior executive with demonstrated track record in both small and large companies.

     o    Successful entrepreneur with hands-on experience in all operational aspects of running and building a business

     o    Excellent strategic thinker with strong problem-solving skills.

     o    Strong finance experience including fund raising as well as M&A experience as both an acquirer and an acquiree.

     o    Extensive experience in online media and travel industries.

     o    Diverse international experience. Working and living experience in
          Asia, Europe and Latin America. Conversant in Spanish.

PROFESSIONAL EXPERIENCE

ORBITZ, A DIVISION OF CENDANT, Washington DC                          2005

PRESIDENT, THE AWAY NETWORK

Responsible for development of media assets across Cendant division with $3 billion of gross travel bookings. Report to CEO of Online Travel Americas
Division.

     o    Relaunched Away.com as platform for Cendant's play in travel search/referral. Increased referrals to commerce sites by 200%.

     o    Developed and implemented strategy for content and community features across all consumer online brands, including Orbitz.com.
          CheapTickets.com, Lodging.com, Away.com.

     o    Built out targeted sites that serve attractive niches/lifestyle segments, including active/adventure travel, family travel, golf travel, romantic travel, gay/lesbian travel, and others.

AWAY.COM, INC., Washington DC                                    1998-2004
FOUNDER AND CEO

Founded and grew Internet travel company to be the leader in special interest travel online and the largest online travel publisher. Negotiated and executed sale of company to Orbitz/Cendant in December 2004

     o    Raised over $25 million in venture capital via multiple financing rounds with both strategic and financial investors, including the
          Pritzker family, Gannett, Circle T Partners.

     o    Consolidated position as the leader in $10 billion active travel segment via organic growth, strategic partnership (10 year deal to own digital rights to Outside Magazine), and acquisition (Gorp.com - Great
          Outdoor Recreation Pages).

     o    Grew company from niche site to largest pure-play travel publisher with audience of 2.5 million monthly unique users. Received Forbes
          Best of the Web for adventure travel, nature travel, family travel, road trip travel, historic travel.

     o    Built relationships with over 200 tour operators, who run specialty tours (e.g. biking trips, whitewater rafting, rainforest eco tours, safaris, dude ranches). Sold complex packages on a retail and wholesale basis via 20 person call center.

     o    Built advertising sales force, developing relationships with blue-chip advertisers including; American Express, Visa, GM, Volkswagen, Tourism
          Boards from Canada to Vail, REI, and more.

     o    Brought Company to profitability after tech market collapse.

     o    Managed employee base of over 50 people.

     o    Negotiated and executed strategic partnerships with Yahoo, Expedia,
          Discovery, MSN, Overture, and more.

MCKINSEY & CO., New York, Buenos Aires, Washington DC            1990-1997
SENIOR ENGAGEMENT MANAGER

     o    Managed engagement for a German client's $1 billion acquisition of a
          US electronics firm. Conducted work from initial valuation of target through post-merger management. Implemented over $75 million of annualized EBITDA improvements in first six months.

     o    Developed market strategy for Argentine steel company. Revamped product line and pricing programs, and developed entry strategy for
          Brazilian market. Managed 30 person team.

     o    Designed manufacturing strategy for medical devices division of a
          Fortune 50 company.

     o    Developed international organization and alliance strategy for a
          Fortune 50 telecommunications company.

     o    Led global competitiveness study evaluating capital productivity in the telecom, auto, retail, and food processing industries in Germany, the US, and Japan.

GENERAL MOTORS, Detroit, Michigan                                     1989
Intern in the corporate strategic planning department

KOREA DEVELOPMENT INSTITUTE, Seoul, Korea                          1987-88
Research Assistant in Economics

EDUCATION
YALE UNIVERSITY SCHOOL OF MANAGEMENT, MBA                             1990
Chosen as teaching assistant in Finance and Marketing

NATIONAL UNIVERSITY OF SINGAPORE                                   1986-87
Fulbright Scholar in Economics

PRINCETON UNIVERSITY, A.B                                             1986
Woodrow Wilson School, Concentration in Economics

                                                                         ANNEX B

          The written consent of the Nominee to (a) serve as a director of
Sunterra, (b) being named in the Proxy Statement as a nominee for election as a director of Sunterra, and (c) to serve as a director of Sunterra if elected at the Annual Meeting is attached to this Annex B. If Sunterra requests an original signed statement of consents, CD Capital and CDIP will provide it.

                               CONSENT OF NOMINEE

     The undersigned hereby consents (a) to serve as a director of Sunterra
Corporation, a Maryland corporation (the "Company"), (b) to being named as a nominee for election as a director of the Company in the Company's proxy statement on Schedule 14A to be filed with the Securities and Exchange
Commission under the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, to be used in connection with the solicitation of proxies by the Board of Directors of the Company from stockholders of the Company to be voted at the 2006 Annual Meeting of
Stockholders of the Company and any adjournments or postponements thereof (the
"Annual Meeting"), and (c) to serve as a director of the Company, if elected at the Annual Meeting.

Dated: November 21, 2005

                                                           /s/ Sean Greene
                                                           ---------------------
                                                           SEAN GREENE

                                                                         ANNEX C

     Letter of Goldman Sachs & Co., dated November 22, 2005, is attached to this
Annex C.

Goldman, Sachs & Co. | One New York Plaza | New York, New York 10004
Tel: 212-902-1000

                                                                         Goldman
                                                                         Sachs

November 22, 2005

John Ziegelman
CD Capital Management, LLC
2 North Riverside Plaza, Suite 720
Chicago, II, 60606

     Re: Confidential confirmation of Sunterra Corp, CMN holdings as it relates to CD Investment Partners LTD

To Whom It May Concern,

In accordance with your request, we can confirm that the position(s) below represents holdings reflected on the books and records of Goldman Sachs & Co.
for the benefit of CD Investment Partners LTD as of November 22, 2005

Sunterra Corp CMN, ISIN US8670171052 Symbol SNRR: 310,085 shares

The information contained in this communication is for your information only.
Such information should be viewed as confidential and is intended solely for the use of the intended recipient(s). This is not an offer or solicitation with respect to the purchase or sale of any security. This material has been prepared based upon information that Goldman, Sachs & Co. believes is reliable. Goldman,
Sachs & Co. does not accept any responsibility to update any opinions or other information contained in this letter.

Thank you,

/s/ Justin Freedland
-------------------------
Justin Freedland
Goldman, Sachs & Co.
One New York Plaza
New York, NY 10004
212-357-3786

/s/ Kara Saxon
-------------------------
Kara Saxon
Goldman, Sachs & Co.
One New York Plaza
New York, NY 10004
212-357-8959